Exhibit 99.1
[West Marine Logo]

West Marine Reports a 5.8% Increase in 2010 Net Revenues to $623 million, with a 3.3% Increase in the Fourth Quarter

WATSONVILLE, Calif., January 11, 2011 - West Marine, Inc. (Nasdaq: WMAR) today reported net revenues for its 2010 fiscal fourth quarter ended January 1, 2011 of $107.3 million, an increase of $3.4 million, or 3.3%, from net revenues of $103.9 million a year ago.

Comparable store sales for the fourth quarter increased 1.6% or $1.3 million.  Revenues increased $6.4 million from stores opened during fourth quarter 2009 and fiscal year 2010.  However, the impact of stores closed during these same periods effectively reduced revenues by $4.8 million. The majority of the closures occurred in connection with the company’s on-going real estate optimization program to evolve into having fewer, larger stores.

Geoff Eisenberg, Chief Executive Officer of West Marine, said: "We are delighted to have finished 2010 with overall sales growth of 5.8% to $623 million in total net revenues. The revitalization of West Marine during the last few years, in an environment that has been so very challenging for boating, has resulted in both total sales and comparable store growth for six consecutive quarters when you adjust for the calendar shift in 2008 and evaluate the reporting periods so that both 2008 and 2009 are based on the same number of weeks.

We were quite pleased with our fourth quarter total net sales growth of 3.3%. While unfavorable weather during November and December negatively impacted us in many markets, we experienced noteworthy increases with some of our key strategies, including our new larger store formats, casual and performance apparel initiatives, expansion of our Port Supply wholesale business through our more than 320 West Marine stores, and our increased focus on westmarine.com.

Our webcast and conference call to discuss fourth quarter and full year 2010 financial results is currently scheduled for Thursday, February 24, 2011 at 10:00 AM Pacific Time, and details on that will follow in the near future.”

Net revenues in the Stores segment for fiscal fourth quarter of 2010 were $94.0 million, an increase of $3.0 million, or 3.3%, compared to the same period last year.  The primary driver of this growth was gains in sales to Port Supply (wholesale) customers through our store locations as part of our ongoing efforts to better serve this group and to leverage our store facilities.  Our Port Supply segment revenues from our distribution centers for fiscal fourth quarter of 2010 were $5.6 million, a decrease of $0.1 million, or 1.0%, compared to the same period last year. Net revenues in the Direct Sales segment for fiscal fourth quarter of 2010 were $7.6 million, an increase of $0.4 million, or 5.4%, compared to the same period last year.

Net revenue and comparable store sales growth has taken place for six consecutive quarters after adjusting to remove the impact of the extra week in fiscal 2008 and the calendar shift that occurred in that year versus 2009.  For more details, see “Non-GAAP Financial Information” below.

Net revenues for the fifty-two weeks ended January 1, 2011 were $622.8 million, an increase of $34.4 million, or 5.8%, from net revenues of $588.4 million for the same period a year ago. This increase was primarily due to a comparable store sales increase of 6.3%, or $30.7 million. Stores opened during fourth quarter 2009 and fiscal year 2010 generated $30.4 million in sales; however, stores closed during these same periods effectively reduced net revenues by $25.8 million.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 327 company-operated stores located in 38 states, Puerto Rico and Canada and three franchised stores located in Turkey.  Our call center and Internet channels offer customers over 60,000 products and the convenience of exchanging catalog and Internet purchases at our store locations.  Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.  For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

NON-GAAP FINANCIAL INFORMATION

This release references certain financial information not derived in accordance with generally accepted accounting principles ("GAAP").  The non-GAAP data supports the statement that net revenue and comparable store sales have grown for six consecutive quarters after adjusting to remove the impact of the extra week in fiscal 2008 and the calendar shift that occurred in that year.  Specifically, the week in fiscal 2008 that included the Fourth of July holiday, which occurred in fiscal second quarter in 2009, was removed from fiscal 2008 third quarter and the first week in fiscal 2008 fourth quarter was added to essentially create a 13-week period ended October 4, 2008.  Additionally, the first week in fiscal fourth quarter 2008 was removed to create a 13-week period ended January 3, 2009.  Management believes that these non-GAAP measures are useful to investors because they provide a more direct and meaningful comparison of quarter-over-quarter and year-over-year revenue and comparable store sales growth achieved during the fiscal third and fourth quarters of 2009.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables set forth below.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Reconciliation of Non-GAAP Financial Measures
(Preliminary and unaudited; in thousands)

	13 Weeks Ended October 3, 2009	13 Weeks Ended September 27, 2008	$ Change	% Change

GAAP net revenues	$168,154	$180,249	$(12,095)	(6.7)%
less: Week ended July 5, 2008	-	(20,961)	20,961
plus: Week ended October 4, 2008	-	8,596	(8,596)
Non-GAAP adjusted net revenues	$168,154	$167,884	$270	0.2%

	13 Weeks Ended October 3, 2009	13 Weeks Ended September 27, 2008	$ Change	% Change

GAAP comparable store sales	$141,186	$147,520	$(6,334)	(4.3)%
less: Week ended July 5, 2008	-	(18,304)	18,304
plus: Week ended October 4, 2008	-	6,868	(6,868)
Non-GAAP adjusted comparable store sales	$141,186	$136,084	$5,102	3.7%

	13 Weeks Ended October 3, 2009	13 Weeks Ended September 27, 2008	$ Change	% Change

GAAP net revenues	$103,926	$111,065	$(7,139)	(6.4)%
less: Week ended October 4, 2008	-	(8,596)	8,596

Non-GAAP adjusted net revenues	$103,926	$102,469	$1,457	1.4%

	13 Weeks Ended October 3, 2009	13 Weeks Ended September 27, 2008	$ Change	% Change

GAAP comparable store sales	$84,470	$88,748	$(4,278)	(4.8)%
less: Week ended October 4, 2008	-	(6,868)	6,868

Non-GAAP adjusted comparable store sales	$84,470	$81,880	$2,590	3.7%